AGREEMENT OF SALE

                            BETWEEN

                  2 BROADWAY ASSOCIATES, L.P.

                          AS SELLER,

                              AND

                 2 BROADWAY ACQUISITION, CORP.

                         AS PURCHASER




























                       TABLE OF CONTENTS


                                                       PAGE

ARTICLE I:  Sale of the Property . . . . . . . . . . .    1

ARTICLE II:  Deposit, Purchase Price and Apportionments   2

  2.1  Deposit . . . . . . . . . . . . . . . . . . . .    2

  2.2  Purchase Price. . . . . . . . . . . . . . . . .    2

  2.3  Prorations. . . . . . . . . . . . . . . . . . .    2

  2.4  Tax Reduction Proceedings . . . . . . . . . . .    5

  2.5  Closing Expenses. . . . . . . . . . . . . . . .    5


ARTICLE III:  Title and Survey . . . . . . . . . . . .    7

  3.1  Permitted Exceptions. . . . . . . . . . . . . .    7

  3.2  Other Title Matters . . . . . . . . . . . . . .    8


ARTICLE IV:  Covenants; Assumption of Brokerage Agreements;
Representations. . . . . . . . . . . . . . . . . . . .    9

  4.1  Seller's Covenants. . . . . . . . . . . . . . .    9

  4.2  Purchaser's Covenants . . . . . . . . . . . . .   11

  4.3  Assumption of Brokerage Obligations . . . . . .   12

  4.4  Representations . . . . . . . . . . . . . . . .   13


ARTICLE V:  The Closing. . . . . . . . . . . . . . . .   13

  5.1  Time and Place of Closing . . . . . . . . . . .   13

  5.2  Acts to be Performed by Seller. . . . . . . . .   13

  5.3  Acts to be Performed by Purchaser . . . . . . .   14
























                               i
ARTICLE VI:  Conditions Precedent to Purchaser's
and Seller's Obligations to close. . . . . . . . . . .   15

  6.1  Conditions to Purchaser's Obligations . . . . .   15

  6.2  Conditions to Seller's Obligations. . . . . . .   15

  6.3  Termination . . . . . . . . . . . . . . . . . .   16

ARTICLE VII:  Termination, Default and Remedies. . . .   16

  7.1  Permitted Termination . . . . . . . . . . . . .   16

  7.2  Default by Seller . . . . . . . . . . . . . . .   16

  7.3  Default by Purchaser. . . . . . . . . . . . . .   17

ARTICLE VIII:  Miscellaneous . . . . . . . . . . . . .   17

  8.1  Casualty and Condemnation . . . . . . . . . . .   17

  8.2  Brokerage . . . . . . . . . . . . . . . . . . .   18

  8.3  Notices . . . . . . . . . . . . . . . . . . . .   18

  8.4  Governing Law . . . . . . . . . . . . . . . . .   20

  8.5  Integration; Modification; Waiver . . . . . . .   20

  8.6  Counterpart Execution . . . . . . . . . . . . .   20

  8.7  Headings; Construction. . . . . . . . . . . . .   21

  8.8  Binding Effect; Assignment. . . . . . . . . . .   21

  8.9  Exhibits. . . . . . . . . . . . . . . . . . . .   21

  8.10 Recordation . . . . . . . . . . . . . . . . . .   21

  8.11 Approval. . . . . . . . . . . . . . . . . . . .   22

  8.12 Survival. . . . . . . . . . . . . . . . . . . .   22

  8.13 Severability. . . . . . . . . . . . . . . . . .   22

  8.14 Non-recourse. . . . . . . . . . . . . . . . . .   22

  8.15 Seller's Access to Books and Records. . . . . .   22






















                              ii
  8.16 No Consequential Damages. . . . . . . . . . . .   23

  8.17 Employee Arrangements . . . . . . . . . . . . .   24

  8.18 Indemnification . . . . . . . . . . . . . . . .   24

  8.19 Third Party Beneficiary . . . . . . . . . . . .   24








Exhibits
   A.        The land
   B.        Title Exceptions
   C.        (Intentionally Omitted)
   D.        (Intentionally Omitted)
   E.        Form of Assumption of Brokerage Agreements
   F.        Schedule of Leases
   G.        Schedule of Contracts
   H.        Form of Deed
   I.        Form of Assignment and Assumption of Ground Lease Agreement
   J.        Form of Assignment of Leases and Contracts
   K.        Form of Bill of Sale
   L.        Form of FIRPTA Affidavit
   M.        Schedule of Employees
   N.        Form of Letter Regarding Assumption of Collective
             Bargaining Agreements
   O.        Schedule of Collective Bargaining Agreements






































                              iii
                       AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "AGREEMENT") is made and entered into as of August 10, 1995 between 2 broadway Associates, L.P., as seller ("SELLER"), and 2 BROADWAY ACQUISITION, CORP., a NY CORP., as purchaser ("Purchaser"). In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as Follows:


                 ARTICLE I:  SALE OF PROPERTY

     Subject to the terms and provisions of the Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following described property (collectively, the "PROPERTY"):

          (a) all of Seller's right, title and interest in and to the fee title in that certain parcel of land (the "LAND") located in New York, New York, being described on EXHIBIT A hereto, and the building and other improvements constructed on the Land (the "IMPROVEMENTS") commonly known as 2 Broadway, New York, New York;

          (b) all of Seller's interest as lessor and all of Seller's interest as lessee, under that certain Lease Agreement dated as of May 28, 1956 between New York Produce Exchange, as landlord, and Frederick A. Pfister and Joseph A. Marone, as tenants, as amended by amendments dated December 30, 1957 and July 31, 1959 or otherwise (the "GROUND LEASE");

          (c) all right, title and interest of Seller under all leases and other agreements providing for the occupancy of space in the Improvements (each, a "LEASE"), and all prepaid rentals (to the extent applicable to a period after the Closing Date (as defined in Section 5.1 below) and the security deposits under the Leases (to the extent not applied prior to the Closing Date);

          (d) subject to the provisions of Sections 2.3 (d), 4.1 (b) and 8.17, to the extent assignable, all right, title and interest of Seller
(x) under all agreements relating to the operation or maintenance of the Property including, without limitation, service and maintenance agreements, but excluding any such agreements with affiliates of the Seller or its partners (the "CONTRACTS") and (y) the Collective Bargaining Agreements (as defined in Section 8.17 (c));

          (e) all machinery, equipment, fixtures and building supplies, owned by Seller, located in or on the Land or the Improvements, and used in connection with the operation of the Improvements (the "PERSONAL
PROPERTY");

          (f) subject to the provisions of Section 8.1 below, all right, title and interest, if any, of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or adjoining all or any part of the Land, to the center line thereof, and to any award made, or to be made, in lieu thereof, and in and to any unpaid award for damage to the Land by reason of change of grade of any such highway, street, road or avenue; and
          (g) all right, title and interest of Seller in and to any easements, rights-of-way, privileges, rights and appurtenances of any kind relating to and for the benefit of the Land and the Improvements, including, without limitation, all development rights, air rights, zoning rights and any adjacent vaults, alleys, strips or gores of land, sidewalks, driveways and parking areas and benefits thereunto belonging and pertaining to the Land and Improvements existing as of the date hereof and at any time hereafter.

          (h) The parties hereto acknowledge and agree that the value of the Personal Property is DE MINIMIS and no part of the Purchase Price (as hereinafter defined) is applicable thereto.


    ARTICLE II:  DEPOSIT, PURCHASE PRICE AND APPORTIONMENTS

     2.1 DEPOSIT. Prior to the execution of this Agreement, Purchaser has deposited the sum of $1,500,000.00 (the "DEPOSIT") with the Title Company (as defined in Section 3.1 below) pursuant to the "Offer for the Purchase of Property known as 2 Broadway, New York, New York" (the "Offer Letter"). The Deposit is being held by the Title Company in an interest bearing account and otherwise in accordance with that certain escrow agreement referred to in the Offer Letter, among the Title Company, Purchaser and Seller as security for the performance by Purchaser of its obligations hereunder.

     2.2  PURCHASE PRICE.The purchase price for the Property (the
"PURCHASE PRICE") shall be TWENTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($20,500,000.00), which shall be paid as Closing (as defined in Section 5.1 below), plus or minus any net prorations due to Seller or Purchaser, as the case may be, as described in Section 2.4 below, by wire transfer to Seller and/or such other payees as Seller may designate in writing, upon notice given as least two business days prior to the Closing Date (as hereinafter defined). The net Purchase Price shall be paid by (a) the Title Company delivering the amount of the Deposit to Seller and (b) the Purchaser delivering the balance to Seller.

     2.3  PRORATIONS.

          (a) The items described below with respect to the Property shall apportioned between seller and Purchaser and shall be prorated on a per diem basis as of 11:59 p.m. of the day before the Closing Date:

               (i) annual rents and other fixed charges under the Leases ("FIXED RENT"), as, when and to the extent collected

               (ii) unfixed charges payable under the Leases
(including, without limitation, on account of percentage rental, taxes, porter's wage, operating expenses and electricity) ("UNFIXED RENT"), as when and to the extent collected;

               (iii)real estate taxes, vault taxes, water charges and sewer rents, if any, n the basis of the fiscal year for which assessed;


               (iv) assessments, if any;














                              -2-
               (v) amounts payable under the Contracts assigned to Purchaser.

               (vi) employees' wages, vacation pay, welfare benefits and payroll taxes;

               (vii)interest on tenant security deposits if applicable;

               (viii)    building supplies contained in unopened
cartons or packages located at the Property (based upon Seller's cost, as set forth in invoices or other proof reasonably satisfactory to Purchaser); and

               (ix) fees payable in connection with licenses and permits covering the Property or any structures or equipment located thereon.


          (b) If the closing Date shall occur before the real estate tax rate or assessment is fixed for the tax year in which the Closing date occurs, the apportionment of taxes shall be upon the basis of the tax rate or assessment for the next preceding year applied to the latest assessed valuation and Seller and Purchaser shall readjust real estate taxes promptly upon the fixing of the tax rate or assessment for the tax year in which the closing Date occurs.

          (c) If there is a water meter(s) on the Property, Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

          (d) Seller will close all of its accounts relating to the Property with any and all utility companies, and none of the deposits held by such utility companies, whether or not such deposits are assignable shall be assigned to purchaser but shall be the property of, and shall be retained by, Seller. Purchaser shall be responsible for making its own arrangements to open new accounts relating to the Property with any and all utility companies. Seller will cancel all of its insurance covering the Property as of the Closing Date, and Purchaser shall be responsible for obtaining its own insurance coverage. Seller will cancel all its arrangements with its affiliates which provide elevator maintenance and other repair and maintenance services to the Property.

          (e) Seller and Purchaser shall prepare an agreement (the "PRORATION AGREEMENT") setting forth in reasonable detail the prorations described above and stating the net amount owed to Seller or Purchaser, as the case may be, on account thereof. Seller and Purchaser shall execute and deliver the Proration Agreement as provided in Sections 5.2 and 5.3 below.

          (f) If a net amount is owed by Seller to Purchaser as set forth in the Proration Agreement, such amount shall be credited against the payment to be made by Purchaser pursuant to Section 2.2 above. If a net amount is owed by Purchaser to Seller as set forth in the Proration Agreement, such amount shall be added to the payments to made by Purchaser pursuant to Section 2.2 above. If the net amount owed by Seller or Purchaser as the case may be, is not determined at least two business days prior to Closing, so as to be included in the Seller's wire instructions contemplated by Section 2.2, such amount shall be paid by certified check payable to the other party or its designee.









                              -3-
          (g) If any of the items described above cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that, with the exception of any item required to be apportioned pursuant to paragraph (h) below neither party shall have the right to request apportionment or reapportionment of any such item after the first anniversary of the Closing Date.

          (h)  The apportionment of Fixed and Unfixed Rent
(collectively, "RENT") and the collection of Rent arrearage shall be subject to the following:

               (i) If, on the Closing Date, there is any past due Rent owing by any tenant or other party under a Lease (each, a "TENANT") for any period prior to the Closing Date, any Rent received by Purchaser from such Tenant shall be adjusted between Seller and Purchaser as follows: (1) first, to Rent due by such Tenant for the month in which the Closing Date occurs and which shall apportioned in accordance with Section 2.3(a) above,
(2) second, to Rent then due and payable by such Tenant for any period after the Closing Date and (3( then, the excess, if any, to past due Rent for the period prior to the Closing Date. Purchaser shall use reasonable efforts to collect such sums. Purchaser grants Seller the right to sue at law on behalf of the landlord) but not to bring any summary dispossess proceeding) to collect past due Rent owed by Tenants as of Closing Date. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of said past due Rent payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within five (5) days after receipt thereof. If Seller receives any amounts after the Closing Date which attributable, in whole or in part, to any period from and after the Closing Date, Seller shall remit to Purchaser that portion of the moneys so received by Seller to Purchaser is entitled within five (5) days after receipt thereof.

               (ii) Unfixed Rents shall be apportioned for the fiscal year for which such Rent is calculated under respective Lease in proportion to the number of days in such fiscal year occurring prior to the Closing Date and the number of days in such fiscal year from and after the Closing Date. If any Unfixed Rent payable under any Lease has not been billed or has not been determined in accordance with the provisions of the respective Lease as of the Closing Date, Purchaser shall bill the same when billable and each party shall cooperate with the other to determine the correct amount of such charges. Seller shall be entitled to all Unfixed Rent (i) relating to fiscal year occurring in its entirety prior to the Closing Date and (ii) relating to a charge or expense incurred prior to the Closing Date but which is not being apportioned pursuant to this Agreement (e.g., overtime HVAC, recoveries of legal fees in Tenant disputes).

               (iii)All prepaid rentals made under any Lease in respect of periods on or after the Closing Date and security deposits (to the extent required to be returned to the respective Tenant at the expiration of its Lease) shall be delivered to Purchaser at the Closing. Seller shall reasonably cooperate with Purchaser to change the beneficiary on all security deposits that are letters of credit or certificates of deposit to Purchaser.












                              -4-
               (iv) For the avoidance of doubt, the parties confirm that all amounts due and payable in respect of Leases which have expired or otherwise terminated prior to the Closing Date shall be the sole property of Seller and, notwithstanding anything to the contrary contained herein, Seller may take such actions as it desires to collect such amounts.

          2.4  TAX REDUCTION PROCEEDINGS.

               Seller is hereby authorized to continue any proceeding now pending for the reduction of the assessed valuation of the Property ("TAX PROCEEDINGS") and to initiate any such Tax Proceedings, through the Closing Date. All such proceeding shall be prosecuted by counsel of Seller's choice. Seller shall have the right to withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property (i) for the fiscal period ending June 30, 1995 or any prior fiscal period without the prior consent of Purchaser and (ii) for the fiscal year ending June 30,1996 provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of attorneys' fees and other costs of obtaining such tax refunds whether incurred prior to or after the day hereof or the Closing Date and net of amounts required to be refunded to tenants (including former tenants)) with respect to any portion of the Property for a tax period in which the Closing Date occurs shall be apportioned between Seller and Purchaser as of the Closing Date. All refunds for prior tax years belong solely to Seller and, upon receipt of Purchaser or its successors or assigns, same shall be immediately paid to Seller. Purchaser shall not make any filings or take any other actions which would prevent Seller from prosecuting Tax Proceedings brought by Seller.

     2.5  CLOSING EXPENSES.

          (a) TITLE AND SURVEY. Purchaser shall bear all costs of obtaining the Title Report and of the premium for an ALTA owner's title policy (1992 form) (the "TITLE POLICY") and survey costs (including costs of updating the Survey (as defined in Section 3.1 below).

          (b) REAL ESTATE TRANSFER TAX. Seller and Purchaser agree to comply timely with the requirements of Article 31 of the New York Tax Law and the regulations applicable thereto, as the same may be amended from time to time. Seller and Purchaser shall swear to and deliver the return require by said statute and the regulations issued pursuant to the authority thereof (the "RET RETURN"), it being acknowledged by the parties that Seller intends to file an RET Return stating that, pursuant to the provisions of Section 1146(c) of the United States Bankruptcy Code and the Bankruptcy Court's order confirming the Seller's Plan of Reorganization the transfer of the Property pursuant to this Agreement shall be exempt from the Real Estate Transfer Tax imposed by said Article 31. Any Real Estate Transfer Tax which may nevertheless be imposed by said Article 31 shall be paid by Seller.

          (c) REAL PROPERTY TRANSFER TAX. Seller and Purchaser agree to comply timely with the requirements of Chapter 21 of Title 11 of the Administrative Code of the City of New York and the regulations applicable thereto, as the same may be amended from time to time. Seller and Purchaser shall swear to and deliver the return required by said statute and the regulations issued pursuant to the authority thereof (the "RPT RETURN"), it being acknowledged












                              -5-
by the parties that Seller intends to file an RPT Return stating that, pursuant to the provisions of Section 1146(c) of the Bankruptcy Code and the Bankruptcy Court's order confirming the Seller's Plan of Reorganization, the transfer of the Property pursuant to this Agreement shall be exempt from the Real Estate Transfer Tax imposed by said Chapter
21. Any Real Estate Transfer Tax which may nevertheless be imposed by said Chapter 21 shall be paid by Seller.

          (d)  GAINS TAX.

               (i) Seller and Purchaser agree to comply timely with the requirements of Article 31-B of the Tax Law of the State of New York and the regulations applicable thereto, as the same from time to time may be amended (collectively, the"GAINS TAX LAW") in good faith and in such manner as to avoid any postponement of the Closing; Purchaser agrees to deliver to Seller simultaneously with the execution of this Agreement a duly executed and acknowledged Transferee Questionnaire prepared by Seller.

At the Closing, Seller shall deliver or cause to be delivered to the Title Company either (A) an official Statement of No Tax Due, or (B) an official Tentative Assessment and Return (in the case of either (A) or (B), the "GAINS TAX DOCUMENT") accompanied by a bank check payable to the order of the State Tax Commission in the amount of the tax shown to be due thereon. In the event that on the anticipated Closing Date Seller has not obtained the Gains Tax Document, Seller shall be entitled, by notice to Purchaser, to adjourn the closing one or more times for an aggregate period not to exceed sixty (60) days and Purchaser's obligations hereunder shall remain in full force and effect in the meantime.

               (ii) Without limiting the provisions of Section 8.8 below, if the Purchaser assigns this Agreement to the extent permitted pursuant to said Section 8.8, no assignment of any rights hereunder shall be effective unless Purchaser and each assignee comply timely with the requirements of the Gains Tax Law applicable to the assignment transaction and unless Purchaser and each assignee delivers to Seller and/or the Title Company on or before the Closing Date the applicable items referred to in clauses (A) or (B) of the preceding paragraph (i), all as may be required as a prerequisite to the recording of the Deed (as defined in Section 5.2(a)). Purchaser shall not be entitled to any delay of the Closing Date by reason of Purchaser's obligation to comply timely with the requirements of the Gains Tax Law in the event of any such assignment.

               (iii)In addition to making the payment and delivering the instruments and documents referred to above in this Section 2.5(d), Seller, Purchaser and any assignee of Purchaser shall timely (A) make any other payments (except that Purchaser shall have no obligation to make any payments other than in its capacity, if any as assignor hereunder) and (B) execute, acknowledge and deliver such further documents and instruments, as may be necessary to comply with the Gains Tax Law.

          (e) TAX PAYMENTS. Upon Seller's request, made not less than two (2) business days prior to the Closing, Purchaser shall bring to the Closing separate certified or bank check(s) in the amount(s) of the taxes, if any, due with respect to the Real Estate Transfer Taxes as referred to in (b) and (c) above and the Gains Tax Law, if any. The entire amount of taxes due under the Gains Tax Law (excluding any amounts required to be paid as a result of an














                              -6-
assignment of this Contract and the entire amount of taxes due with respect to such Real Estate Transfer Taxes shall be credited against the Purchase Price payable at Closing.

          (f) PROFESSIONAL FEES AND EXPENSES. Seller and Purchaser shall each pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          (g) RECORDING CHARGES. Purchaser shall pay all recording charges, if any, payable in connection with the recording of the Deed and the Ground Lease Assignment. Each party shall pay all other charges, if any, payable in connection with the recording of any documents delivered by or on behalf of such party.


                ARTICLE III:  TITLE AND SURVEY

     3.1  PERMITTED EXCEPTIONS.

          (a) Purchaser has been furnished with a preliminary title report no. NY941074M (the "TITLE REPORT") with respect to the Property, dated July 12, 1994 and further redated February 3,1995 issued by Commonwealth Land Title Insurance Company (the "TITLE COMPANY"). Seller has caused to be furnished to Purchaser a survey of the Land prepared by Earl B. Lovell-S.P. Belcher, Inc., dated June 5,1959, last redated March 28,1995 (the "SURVEY").

          (b) The Property is to be sold and conveyed subject to the following (the "PERMITTED EXCEPTIONS"):

               (i) the matters set forth on EXHIBIT B hereto and the standard exclusions set forth in Purchaser's title insurance policy;

               (ii) the state of facts shown on the Survey, and any additional state of facts that an accurate update of the Survey might show provided that such additional facts do not materially and adversely affect the use of the Improvements as an office building;

               (iii)all laws, ordinances, rules and regulations of the United States, the State of New York, the City of New York or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction (each, a "GOVERNMENTAL AUTHORITY") affecting the Property, as the same may now exist or may be hereafter modified supplemented or promulgated;

               (iv) unpaid federal or state inheritance and estate taxes, or unpaid state and local franchise, general corporation and/or income taxes or other monetary liens, provided that, based upon a deposit with the Title Company, an indemnity to the Title Company, the order of a bankruptcy court having jurisdiction, or other assurances by Seller to the Title Company, Seller is able to induce the Title Company to omit such lien or encumbrance as an objection to title or to insure against its collection out of the Property;
















                              -7-
               (v) right, lack of right or restricted right of any owner of the Property to construct and or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Property and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of street, sidewalk or other area vault taxes;

               (vi) all presently existing and future liens of (A) real estate taxes and (B) water rates, water meter charges, water frontage and sewer taxes, rents ad charges provided that the items set forth in (A) and
(B) are apportioned as provided in this Agreement;

               (vii)all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property whether or not noted in the records of or issued by, any Governmental Authority, existing on the Closing Date;

               (viii) such matters as the Title Company shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Property;

               (ix) any utility company rights, easements and franchises, provided same do not materially and adversely affect the use of the Improvements as on office building; and

               (x) financing statements covering fixtures, equipment or personal property of existing or past Tenants.


     3.2  OTHER TITLE MATTERS.

          (a) In the event that on the anticipated Closing Date title to the Property shall be subject to liens, encumbrances or other matters which are not Permitted Exceptions, and if Purchaser shall be unwilling to waive the same and to close the transaction contemplated by this Agreement without abatement or reduction of the Purchase Price or credit or allowance of any kind, Seller shall have the right, at Seller's sole election, either
(i) to take such action as Seller shall deem advisable to remove, remedy or comply with such liens, encumbrances or objections or (ii) to cancel this Agreement. Seller shall be deemed to have remedied such liens, encumbrances or objections for all purposes of this Agreement and Purchaser shall be obligated to close title hereunder if the Title Company or another title company licensed to do business in New York and selected by Seller will insure Purchaser's title to the Land and Improvements in the amount of the Purchase Price under an ALTA owner's standard form policy (1992 form) subject only to the Permitted Exceptions, and in such case Purchaser shall accept such title insurance and pay the premiums therefor. In the event of Seller' election to take action to remove, remedy or comply with such liens, encumbrances or other objections or if Seller shall have failed to satisfy any other conditio to Closing contained in this Agreement or if Seller for any other reason elects not to close on the scheduled Closing Date, then, in any such instance, Seller shall be entitled, by notice to Purchaser, to adjourn the Closing one or more times for an aggregate period not to exceed ninety (90) days, and Purchaser's obligations hereunder shall remain in full force and effect in the meantime. If for any reason whatsoever (except for Seller's












                              -8-
default under paragraph (b) below) Seller shall not have succeeded in removing, remedying or complying with such liens, encumbrances or other objections at the expiration of any such adjournment or if for any reason whatsoever (except as set forth in Section 7.2 below) Seller shall have failed to satisfy any other condition to Closing contained in this Agreement at the expiration of any such adjournment, and, in either case, shall not elect or shall not be entitled to further adjourn the Closing, and if Purchaser shall still be unwilling to waive the same and to consummate the Closing without abatement or reduction of the Purchase Price or credit or allowance of any kind, this Agreement shall be, and be deemed to be, canceled, the Deposit shall be promptly returned to Purchaser, and the parties shall have no further obligations under this Agreement except those which are expressly stated to survive the termination thereof.

          (b) The acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be a full performance and discharge of every obligation on the part of Seller to be performed under this Agreement, except those, if any, which are specifically stated herein to survive the Closing. If on the closing Date there are any liens or encumbrances affecting the Property subject to which Purchaser is not obligated to accept title, Seller may use any portion of the Purchase Price payable pursuant to Section 2.2 above to satisfy same, provided Seller shall have delivered instruments in recordable form sufficient to release of record any such liens or encumbrances which constitute recorded instruments, together with the cost of recording or filing said instruments, and the Title Company shall agree to omit such lien or encumbrance as an objection to title. Seller shall use good faith efforts to obtain an order from the bankruptcy court having jurisdiction that would enable Seller to transfer title to the Property to Purchaser free and clear of all liens, encumbrances and other matters that are not Permitted Exceptions. During the period between the date hereof and the Closing Date, Seller shall not grant any additional liens to secure debt (other than any mortgage liens it may grant or confirm in connection with the mortgage financing currently encumbering the Property); provided, however, that the creation of involuntary liens against the Property shall not constitute a breach of Seller's obligations under this sentence.

          (c) Any title insurance Purchaser may obtain with respect to the purchase of the Property shall be obtained from the Title Company, provided the Title Company is willing to issue the same in accordance with the terms hereof.


  ARTICLE IV:  COVENANTS; ASSUMPTION OF BROKERAGE AGREEMENTS;
                        REPRESENTATIONS

     4.1 SELLER'S COVENANTS. Seller covenants that during the period between the date hereof and the Closing Date:

          (a) The Improvements will be maintained in their present condition, subject, however, to normal wear and tear, damage by fire or other casualty; provided, however, in no event will seller be obligate to expend more than $25,000 in the aggregate to make any repairs or replacements to the Improvements. Nothing herein shall be deemed to limit the installation or alteration of tenant improvements.















                              -9-
          (b) Without the prior written consent of Purchaser (which shall not be unreasonably withheld), Seller shall not enter into any agreement with respect to the use, occupancy, operation or maintenance of the Property and which would be binding on Purchaser, including, without limitation, Leases and employment, management, service, maintenance and union agreements, or amend, renew or extend any such agreement presently in effect in any material respect, (i) unless such new agreement or amendment can be cancelled on not more than thirty (30) days' notice, (ii) except for agreement or amendments required by law or required to perform emergency repairs or improvements, and (iii) except for union agreements.

          (c) Subject to Section 4.2 (d) and the further provisions of this Section 4.1 (c), Purchaser and its authorized representatives will be given reasonable access to the Property during ordinary business hours, provided that, any such person given access shall be accompanied by a representative of Seller. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, losses and expenses, including reasonable attorneys' fees, court costs and disbursements, for physical damage to the Property or any other property or personal injury to any person arising out of or incurred in connection with the performance of any such inspection or any other entry onto the Property by Purchaser or its representatives which indemnification shall survive (i) the termination or cancellation of this Agreement for any reason and (ii) the Closing. Purchaser shall maintain or cause to be maintained, at Purchaser's expense, a policy of commercial general liability insurance, with contractual liability covering Purchaser's indemnification obligations contained in this paragraph, and with a combined single limit of not less than $1,000,000 commercial general liability with a $2,000,000 aggregate and $10,000,000 umbrella liability, insuring Purchaser and Seller and Seller's Affiliates, as additional insured, against any injuries or damages to persons or property that may result from or are related to (a) Purchaser's and/or Purchaser's Representatives' entry to the Property, (b) any investigations or other activities conducted thereon, and (c) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, in such forms and with an insurance company licensed in the State of New York and rated by Best's Insurance Reports and having a rating of not less than A-VII, and deliver a certificate of insurance representing such coverage to Seller prior to the first entry on the Property. As used in this Agreement, the term, the term "SELLER'S AFFILIATES" shall mean any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller. The term "PURCHASER'S REPRESENTATIVES" shall mean any of Purchaser's directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, engineers and financial advisors.

          (d) Seller shall maintain in full force and effect Seller's existing insurance coverage with respect to the Property or substantially similar coverage.

          (e) Seller shall perform its obligations under the last two sentences of Section 3.2 (b) above.

          Whenever in this Agreement Seller is required to obtain
Purchaser's approval or consent, Purchaser shall, within five (5) business days after request therefore, notify Seller of its













                             -10-
approval or disapproval.  If Purchaser fails to respond within said five
(5) business day period Purchaser shall be deemed to have granted approval or consent.

     4.2  PURCHASER'S COVENANTS

          (a) Purchaser covenants and agrees that Purchaser (i) knows, and has examined, inspected and investigated to the full satisfaction of Purchaser the physical nature and condition of the Property, (ii) has independently investigated, analyzed and appraised the value and profitability of the Property and (iii) has reviewed the Title Report, the Survey and such other documents and materials as Purchaser has deemed advisable. Purchaser acknowledges that, except as specifically set forth in this Agreement neither Seller nor any real estate broker, agent, employee, servant, consultant or representative of Seller has made any representations whatsoever regarding the subject matter of this Agreement or the transaction contemplated hereby, including without limitation, representations as to the physical nature or condition of the Property, zoning laws, building codes, laws and regulations, environmental matters, the violation of any laws, ordinances, rules, regulations or orders of any Governmental Authority, water, sewer or other utilities, rents or other income, expenses applicable to the Property, capital expenditures, leases, existing or future operations of the Property or any other matter or thing affecting or related to the Property or the operation thereof, except as herein specifically set forth, and Purchaser further agrees to accept the Property in its "as is" condition and "with all faults" on the date hereof subject to reasonable wear and tear and, subject to the provisions of
Section 8.1 below, loss by casualty or condemnation. In executing, delivering and/or performing this Agreement Purchaser has not relied upon and does not rely upon, and Seller shall not be liable or bound in any manner by, express or implied warranties, guaranties, promises, statements, representations or information pertaining to any of the matters set forth above in this paragraph made or furnished by Seller or by any real estate broker, agent, employee, servant or any other person representing or purporting to represent Seller to whomever made or given, directly or indirectly, verbally or in writing, unless such warranties, guaranties, promises, statements, representations or information are expressly and specifically set forth herein.

          (b) Purchaser covenants and agrees that neither Purchaser nor Purchaser's Representatives shall make any oral or written contact with any of Seller's tenants, occupants, vendors, employees, consultants or contractors, or any other entity or person affiliated with the Property in any manner concerning the Property prior to the Closing Date without obtaining Seller's prior written consent in each instance.

          (c) Purchaser expressly acknowledges that, except as expressly set forth in this Agreement, neither Seller, nor any person acting on behalf of Seller, nor any person or entity which prepared or provided any of the "Evaluation Materials" (as such term is defined in the Solicitation of Offers Package pursuant to which this Agreement is being executed), nor any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties (Seller and all of the other parties described in the preceding portions of this sentence (other than Purchaser) shall be referred to herein collectively as the EXCULPATED PARTIES) has made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, with respect to the Property, the zoning and other laws,









                             -11-
regulations rules applicable thereto or the compliance by the Property therewith, the revenues and expenses generated by or associated the Property, or any Evaluation Materials. Purchaser further acknowledges that all Evaluation Materials relating to the Property which have been provided by any of the Exculpated Parties have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and Purchaser shall not have any recourse against Seller or any of the other Exculpated Parties in the event of any errors therein or omissions therefrom. Purchaser is acquiring the Property based solely on its own independent investigation and inspection of the Property and not in reliance on any information provided by Seller or any of the other Exculpated Parties, including, without limitation, any information contained in the Evaluation Materials.

          (d) Purchaser acknowledges that any access it is given to the Property (whether pursuant to Section 4.1 (c) above or otherwise) shall be solely for the purpose of connection with the ownership of the Property after acquisition of same by Purchaser and shall neither be a basis for evaluating the purchase and sale herein agreed to by Purchaser, nor shall it be a contingency or condition to the performance of Purchaser's obligations hereunder. The results of any such access (whether evidencing latent or patent defects in the Property, the existence or nonexistence of any hazardous materials or substances, the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, air quality, topography, drainage, soil, subsoil of the Property, the utilities serving the Property, any zoning, environmental or building laws, rules or regulations affecting the Property, or otherwise disclosing any condition which is undesirable or in violation of any law or governmental rule, regulation, ordinance or order) shall not be grounds for any release of Purchaser's obligations hereunder or the time for the performance of same, any amendment or modification of this Agreement or any abatement in the Purchase Price. Purchaser agrees to indemnify, defend and hold harmless Seller for any and all loss, cost, liability or expense (including, without limitation, attorneys' fees, court costs and disbursements) arising out of any acts or omissions or Purchaser or its agents, contractors or representatives in connection with its access to the Property provided for in this Section.

          (e) Seller shall not be obligated to pay any sums or perform any work to any portion of the Property including, but not limited to any work which may now or hereafter be required to cause the Property to be in compliance with the requirements of the Americans with Disabilities Act or any other laws.

     4.3 ASSUMPTION OF BROKERAGE OBLIGATIONS. At Closing, Purchaser shall assume all of Seller's obligations under paragraph 11 of the brokerage agreement dated December 14, 1990 between O&Y Management Corp. as agent for 2 Broadway Associates and Peter Berkley & Company, Inc. (relating to space leased by Corporate Solutions, Inc.); under paragraph 10 of the brokerage agreement between O&Y Management Corp. as agent for 2 Broadway Associates and Edward S. Gordon Company, Inc. (relating to space leased by RAS Securities) and under paragraph 3 of the brokerage agreement dated as of January 16, 1995 between O&Y Management Corp. as agent for 2 Broadway Associates and Edward S. Gordon Company, Inc.













                             -12-
(relating to space leased by Prentice-Hall, Inc.) copies of which brokerage agreements have been furnished to Purchaser. Such assumptions shall be pursuant to an instrument substantially in the form annexed hereto as EXHIBIT E.

     4.4  REPRESENTATIONS.

          (a) Seller represents that the schedule of leases for the Improvements attached as EXHIBIT F hereto is true and correct in all material respects as of the date hereof, provided that to the extent any information set forth thereon conflicts with the provisions of any Lease or other documentation delivered to Purchaser, the rent roll shall be deemed modified to reflect the correct information.

          (b) Seller represents that the schedule of Contracts set forth as EXHIBIT G hereto is true and correct in all material respects, provided that to the extent any information set forth thereon conflicts with the provisions of any Contract or other documentation delivered to Purchaser, the schedule shall be deemed modified to reflect such correct information.

                    ARTICLE V:  THE CLOSING

     5.1 TIME AND PLACE OF CLOSING. Subject to the other terms and conditions of this Agreement, including any adjournment rights provided for herein, the (the "CLOSING") of the transactions contemplated hereby shall be held on the fifteenth day after the date hereof (the "CLOSING DATE "), or if such day is not a business day, then on the next succeeding business day. The Closing shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other location in New York, New York as seller may designate upon not less than two (2) business days notice.

     5.2 ACTS TO BE PERFORMED BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following items:

          (a) a recordable bargain and sale deed without covenants against grantor's acts in New York statutory form (the "DEED"), executed and acknowledged by Seller, in the form attached as EXHIBIT H hereto, conveying to Purchaser the Land and Improvements subject to the Permitted Exceptions and such other liens, encumbrances and other matters as Purchaser may be willing to waive or Seller shall be deemed to have remedied, as described in Section 3.2(a) above;

          (b) a recordable assignment (the "GROUND LEASE ASSIGNMENT"), without recourse or warranty, in New York statutory form, of Seller's interest as lessor and lessee under the Ground Lease, in the form attached as EXHIBIT I hereto, which shall include Purchaser's assumption of Seller's obligations thereunder accruing from and after the Closing Date and a general release by Purchaser of any claims it may have relating to the Ground Lease against Seller (and its predecessors-in-interest) thereunder;

          (c) an assignment (the "ASSIGNMENT OF LEASES AND CONTRACTS") of all right, title and interest of Seller under the Leases and Contracts (to the extent assignable) which are in















                             -13-
effect on the Closing Date without, recourse or warranty, in the form attached as EXHIBIT J hereto, which shall include Purchaser's assumption of Seller's obligations under the Leases and Contracts accruing from and after the Closing Date;

          (d) a bill of Sale ("BILL OF SALE") in the form attached as EXHIBIT K hereto, conveying Seller's right title and interest in and to the Personal Property;

          (e) a nonforeign affidavit in the form of EXHIBIT L hereto, executed by Seller;

          (f)    the Proration Agreement, executed by Seller;

          (g) all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent in Seller's possession;

          (h)  keys to the Improvements in Seller's possession;

          (i)  the RET Return, the RPT Return and the Gains Tax
Document, executed and acknowledged by Seller, together with the payment, if any, required by Section 2.5 above;

          (j)  any instruments required to be executed by Seller under
Section 4.3 of this Agreement;

          (k) such further instruments as may be necessary to record the Deed and the Ground Lease Assignment;

          (l) a copy of the order of the bankruptcy court having jurisdiction approving the sale of the Property to Purchaser;

          (m) a letter to Tenants, advising them of the sale to Purchaser and directing them to make all payments to Purchaser or its designee; and

          (n) an instrument from Seller releasing Purchaser from any claims under the Ground Lease for the period prior to the Closing.


     5.3 ACTS TO BE PERFORMED BY PURCHASER. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (or to the Title Company, as so specified):

          (a) the payment of the Purchase Price to be made in accordance with Section 2.2 above;

          (b)  the Ground Lease Assignment, executed by Purchaser;

          (c) the Assignment of Leases and Contracts executed by Purchaser;

          (d)  the Proration Agreement, executed by Purchaser;
















                             -14-
          (e) the RET Return, the RPT Return and the Gains Tax Document executed and acknowledged by Purchaser, together with the payments, if any, require by Section 2.5 above;

          (f) any instruments required to be executed by Purchaser under Sections 2.4, 4.3 and 8.17 of this Agreement.


     ARTICLE VI:  CONDITIONS PRECEDENT TO PURCHASER'S AND
                 SELLER'S OBLIGATIONS TO CLOSE

     6.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. Purchaser's obligation to consummate the transactions contemplated hereunder is conditioned upon satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition):

          (a) Seller shall have made the deliveries required pursuant to Section 5.2 above;

          (b) Seller shall not have failed to perform or comply in any material respect with any of its agreements, conditions, covenants or obligations in the manner and within the time periods provided under this Agreement, and all of Seller's representations and warranties shall gave been true and correct in all material respects as of the date when made; and

          (c) the Title Company (or, as Seller's election, another title company licensed to do business in New York) shall gave delivered to Purchaser a commitment to issue the Title Policy, in an amount at least equal to the Purchase Price, insuring Purchaser's fee title to the Land and the Improvements subject only to the Permitted Exceptions and any of the matters waived by Purchaser.

     6.2 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation to consummate the transactions contemplated hereunder is conditioned upon the satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition):

          (a) Purchaser shall have made the deliveries required pursuant to Section 5.3 above; and

          (b) Purchaser shall not have failed to perform or comply in any material respect with any of its agreements, conditions or obligations in the manner and by the dates and within the time periods provided under this Agreement and all of Purchaser's representations and warranties shall have been true and correct in all material respects as of the date when made.

          (c) The Title Company shall have delivered the Deposit to Seller.

     6.3 TERMINATION. In the event that any of the above conditions are not satisfied by the party to this Agreement (or a third party, as applicable) specified to satisfy such condition at or














                             -15-
prior to the Closing (or such earlier date as is specified with respect to a particular condition), then the party to this Agreement whose obligations are conditioned upon the satisfaction of such condition may terminate this Agreement by notice delivered to the other party at or prior to the Closing; provided, however, if the failure to satisfy such condition is due to the default of the party required to satisfy the same, the other party may pursue its remedies under Article VII. In the event of any termination of this Agreement, the lien of the Purchaser against the Property shall wholly cease and, in addition to any other obligations of the parties which are expressly stated herein to survive such termination, the parties' respective obligations to instruct the Title Company to return the Deposit, shall survive.


        ARTICLE VII:  TERMINATION, DEFAULT AND REMEDIES

     7.1  PERMITTED TERMINATION.  Subject to the provisions of Section
3.2, if this Agreement is terminated (or deemed terminated) by either party pursuant to a right expressly given it to do so hereunder, but not by reason of the default of the other party, then this Agreement shall be deemed, and be, canceled, the Deposit shall be promptly returned to the Purchaser, and the parties shall have no further obligations under this Agreement, except for those which are expressly stated to survive the termination thereof.

     7.2  DEFAULT BY SELLER

          (a) Seller shall be in default hereunder if Seller shall fail to comply with or perform within the time limits and in the manner required in this Agreement in any material respect any covenant, agreement or obligation on its part to be complied with or performed and any condition to the performance by Seller of such obligations have been satisfied.

          (b) Except as hereinafter specifically provided to the contrary, if Seller shall be in default hereunder, Purchaser (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right
(i) to seek to obtain specific performance of Seller's obligations hereunder, provided that any action for specific performance shall be commenced within sixty (60) days after such default, or (ii) to promptly receive a return of the Deposit. If Purchaser fails to commence an action for specific performance within sixty (60) days after such default, Purchaser's sole remedy shall be to receive a return of the Deposit. Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations under this Agreement other than those which ar expressly stated to survive the termination thereof.

     7.3  DEFAULT BY PURCHASER.

          (a) Purchaser shall be in default hereunder if Purchaser shall fail to comply with or perform within the time limits and in the manner required in this Agreement in any material respect any covenant, agreement or obligation on its part to be complied with or performed and any conditions to the performance by Purchaser of its obligations hereunder have been satisfied. In the event of a default by Purchaser hereunder, Seller may terminate this












                             -16-
Agreement by notice to Purchaser at or prior to the Closing, in which event Seller shall be entitled to receive the Deposit as liquidated damages in full satisfaction of any claims against Purchaser hereunder; provided, however, that the foregoing shall not limit any claims that Seller may have against Purchaser based on Purchaser's failure to comply with any post-Closing obligation or any instrument delivered at Closing.

          (b) As an inducement to Seller to enter into this Agreement, Purchaser agrees that notwithstanding anything to the contrary expressly or by implication provided in this Agreement, (i) time shall be of the essence with respect to the performance by Purchaser of its obligations under this Agreement by the dates and within the time periods set forth in this Agreement, (ii) the failure of Purchaser to perform its obligations under this Agreement by the dates and within the time periods set forth in this Agreement shall be a material default under this Agreement, and (iii) Purchaser shall not be entitled to any adjournment(s) of the times or dates by which Purchaser is required to perform its obligations under this Agreement; except that Purchaser may request one or more adjournments of the Closing Date, provided that the aggregate period of time the Closing may be adjourned by reason thereof shall not exceed five (5) business days.


                 ARTICLE VIII:  MISCELLANEOUS

     8.1 CASUALTY AND CONDEMNATION. Seller and Purchaser each waive the provisions of all applicable laws, ordinances, rules and regulations of any Governmental Authority relating to the occurrence of a casualty or taking by condemnation or right of eminent domain between the date hereof and the Closing including, without limitation, Section 5-1311 of the New York General Obligations Law, and Seller and Purchaser each agree that the provisions of this Section 8.1 shall control in lieu thereof. Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Land or the Improvements between the date hereof and the date hereof and the Closing or of any taking by condemnation or right of eminent domain of all or any portion of the Land or the Improvements. If prior to the Closing there shall occur:

          (a) material damage to the Property caused by fire or other casualty, which for purposes hereof shall be deemed damage which would cost in excess of $5,000,000 to repair and restore to as good a condition as that existing on the day prior to such fire or other casualty, as reasonably estimated by Seller's independent architect or contractor having an office in New York County; or

          (b) the taking by condemnation or right of eminent domain of more than ten percent (10%) of the rentable area of the Improvements or of such portion of the sidewalk abutting the Property that materially and permanently interferes with access to the Improvements or the use and operation thereof;

then in any such event, either party may, at its option, terminate this Agreement by notice to the other given within twenty (20) days after Purchaser has received the notice referred to above (including, in the case of fire or casualty, a written estimate from Seller's architect or engineer reasonably itemizing the amount of damages) but no later than one day before the Closing Date














                             -17-
in which event the provisions of Section 7.1 shall be applicable. If such damage or taking is not material or, if material, neither party elects to terminate this Agreement, then the Closing shall take place as provided herein without abatement of the Purchase Price, and there shall be assigned to Purchaser at the Closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable and/or Seller shall pay to Purchaser all amount thereof that have been paid to Seller on account of any such occurrence (minus any amounts theretofore expended by Seller towards the cost of repair and restoration or for making the Property safe and secure pending such repair and restoration), plus the amount of any "deductible" provided in Seller's casualty insurance policy.

     8.2 BROKERAGE. Purchaser and Seller each represents to the other that it has not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby other than Cushman & Wakefield Inc. and NO OTHER BROKER, the party identified as Offeror's Cooperating Broker in paragraph 4 of the Offer Letter. Each party shall indemnify the other and hold the other harmless from any claim, loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees, disbursements and court costs) paid or incurred by such party by reason of any claim to any broker's, finder's or other fee in connection with this Agreement or the transaction contemplated hereby if such claim is based on dealing with the indemnifying party. Seller agrees to pay to the brokers(s) specified in this section such compensation, commissions or charges to which they are entitled pursuant to separate agreements between such parties. The parties' obligations under this
Section 8.2 shall survive the termination of this Agreement.

     8.3 NOTICES. Any notice or other communication that is required or permitted to be given under the terms of this Agreement (each, a "NOTICE"), shall be in writing and shall be deemed to have been duly given when (a) deposited in the United States mail, postage prepaid for certified or registered mail, with return receipt requested, (b) by overnight courier service, with return receipt requested, or (c) when personally delivered, in each case to the parties hereto at the following addresses or at such other address as any party hereto shall hereafter specify by (10) days' prior Notice given and received in the manner provided in this Section 8.3 to the other parties described in this Section 8.3.

          If to Seller:

          c/o Olympia & York Companies (U.S.A.)
          237 Park Avenue
          New York, New York 10017
          Attn:  Managing Attorney

          with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York 10004
          Attention:  Joshua Mermelstein, Esq.


















                             -18-
          and to :

          Weil, Gotshal & Manges
          767 5th Avenue
          New York, New York 10153
          Attention:  Edward Sutherland, Esq.

          If to Purchaser:

          2 BROADWAY ACQUISITION CORP.
          354 5TH AVE.
          N.Y N.Y 10018
          ATTN:  JACK BASCH/RANDY SHAPIRO

     A Notice shall be deemed to have been duly received (and the time period in which a response thereto is required shall commence), (x) if sent by registered or certified mail or by overnight courier, on the date set forth on the return receipt, or (y) if personally delivered, on the date of such delivery. The inability to make delivery because of changed address of which no Notice was given, or rejection or refusal to accept any Notice offered for delivery, shall be deemed to be receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept. Any Notice may be given by counsel for the party giving same.

     8.4 GOVERNING LAW. The laws of the State of New York (without giving effect to any principles of conflicts of laws) shall govern the validity, enforcement and interpretation of this Agreement.

     8.5 INTEGRATION: MODIFICATION: WAIVER. This Agreement constitutes the complete and final expression of the agreement of the parties relating to the Property and the transactions contemplated hereby, and supersedes all previous contracts, agreements and understandings of the parties, either oral or written, relating to the Property or the transactions contemplated hereby. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing executed by the party against whom enforcement of the modification or waiver is sought. Any other documents delivered to Seller in connection with Purchaser's submission of an offer for the purchase of the Property (I.E., confidentiality agreement, request shall remain in full force and effect, and shall survive the termination of this Agreement. In the event any of the provisions of this Agreement conflict with any of the provisions of the [Purchaser Offer], which specifically relate to the terms of this Agreement, then the provisions of this Agreement shall control.

     8.6 COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

     8.7 HEADING: CONSTRUCTION. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and should not be construed in



















                             -19-
interpreting this Agreement. Words of any gender used in this Agreement shall include any other gender and words in the singular shall include the plural, and vice versa, unless the context requires otherwise. The words "herein", "hereof", "hereunder" and other similar compounds of the words "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. As used in this Agreement, the term "BUSINESS DAY" means every day other than (i) Saturdays and Sundays,
(ii) all days observed by the Federal or New York State governments as legal holidays, (iii) all days on which commercial banks in New York State are required by law to be closed and (iv) the following Jewish holidays:
Rosh Hashanah (first day) and Yom Kippur.

     8.8  BINDING EFFECT:  ASSIGNMENT.

          (a) The delivery of this Agreement shall not be deemed an offer. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and permitted assigns upon, and only upon, the execution and exchange of this Agreement by and between Seller and Purchaser.

          (b) Purchaser may not assign or otherwise transfer this Agreement or any rights hereunder, without first obtaining Seller's written consent thereto which consent Seller may grant or withhold in its sole and absolute discretion. An assignment or transfer of this Agreement shall not relieve the Purchaser named herein of any of its obligations hereunder. Notwithstanding the foregoing, Purchaser shall have the right to assign or otherwise transfer (directly, by transfer of stock or in any other indirect manner) all (but not a portion) of its interest in this Agreement without the prior consent of Seller to an affiliate of Purchaser. As used herein the term "affiliate" means an entity controlled by, or which controls or which is under common control with, Purchaser. Any transfer in violation of the foregoing shall be void and shall be deemed a material breach by Purchaser of its obligations under this Agreement.

          (c) No assignment by Purchaser of this Agreement pursuant to paragraph (b) above shall be effective unless Purchaser simultaneously notifies Seller of such transfer, the assignee assumes all of the obligations of Purchaser hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Seller, and Purchaser complies with the requirements of Section 2.5(d)(ii) above.

     8.9 EXHIBITS. All references to Exhibits contained herein are references to Exhibits attached hereto, all of which are made a part hereof for all purposes the same as if set forth herein verbatim, it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of execution and delivery thereof.

     8.10 RECORDATION.

          Purchaser shall not file or record this Agreement or any copy or memorandum thereof in any recording or register's offices. Any such filing or recording shall constitute a material default hereunder by Purchaser.














                             -20-
     8.11 APPROVAL. Whenever a party is required no to unreasonably withhold its consent, and if no specific period of time is set forth in which a response shall be given, such party shall also not unreasonably delay the same.

     8.12 SURVIVAL.

          (a) Except as specifically provided below, none of the provisions of this Agreement shall survive the Closing.

          (b) The provisions of Section 2.3(g) shall survive the Closing for a period of one year.

          (c) The provisions of Section 2.3(h)(i) and (ii) and 8.15 shall survive the Closing for a period of two years.

          (d) The provisions of the following Sections of this Agreement shall survive the Closing for the period of time set forth in the applicable statute of limitations: 2.4, 2.5, 4.1(c), 4.2, and Article VIII (except that the provisions of Section 8.2 shall not survive the Closing).

     8.13 SEVERABILITY. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, then the other provisions of this Agreement shall not be affected thereby and shall be enforced to the greatest extent of the law.

     8.14 NON-RECOURSE. Notwithstanding anything herein to the contrary, without limiting any other limitation hereunder with respect to Seller's liability (including those set forth in Article VII), Purchaser agrees that its recourse for the payment and performance of all the obligations and liabilities of the Seller under this Agreement and any instrument executed or delivered in connection therewith shall be limited to the assets of Seller, and no recourse shall be had or suit or claim brought against any direct or indirect partner or shareholder of Seller, or any officer, director, beneficiary, trustee, employee, advisor or consultant of such other party or any such partner or shareholder.

     8.15 SELLER'S ACCESS TO BOOKS AND RECORDS. For a period of two (2) years after the Closing, Purchaser shall give Seller and its representatives access, during normal business hours and upon reasonable prior notice to Purchaser, to such books, accounts, records and Leases relating to the Property (including the right, at Seller's expense, to make photostatic copies of same) as are reasonably necessary to enable Seller to verify the rights and obligations of Seller and Purchaser pursuant to Sections 2.3 and 2.4 and to enable Seller to respond to any tax inquiries or audits, including with respect to the Gains Tax Law or to comply with any other obligations to Governmental Authorities.

     8.16 NO CONSEQUENTIAL DAMAGES. Notwithstanding anything to the contrary contained herein, neither party to this Agreement shall be liable for any consequential damages incurred by the other party.



















                             -21-
     8.17 EMPLOYEE ARRANGEMENTS.

          (a) EMPLOYMENT BY AND BENEFITS OF PURCHASER. Purchaser agrees to offer to employ as of the Closing each employee of the Seller at the Property as of the date hereof listed on EXHIBIT M or any successor to any such employee hired, or transferred to the Property, by Seller prior to the Closing (the "EMPLOYEES") at the wages, hours and working conditions and other terms and benefits as they existed immediately prior to the Closing.

          (b)  PURCHASER TO JOIN REALTY ADVISORY BOARD ON LABOR
RELATIONS, INC. As of the Closing , the Purchaser agrees to join the Realty Advisory Board on Labor on Labor Relations, Inc. and to give written notice thereof as required under the Collective Bargaining Agreements (as hereinafter defined).

          (c) HOURLY EMPLOYEES: COLLECTIVE BARGAINING AGREEMENTS. As of the Closing, Purchaser, as the successor employer to Seller with respect to the Property, will assume and continue all terms and conditions of the collective bargaining agreements listed on EXHIBIT O (the "Collective Bargaining Agreements") applicable to each Employee upon the consummation of the transactions contemplated by this Agreement, will recognize the seniority and vacation status of each of the Employees, will take all required actions with respect to such Collective Bargaining Agreements as may be required by any laws, ordinances, rules and regulations of any Governmental Authority or such Collective Bargaining Agreements and shall assume, pay and perform when due any and all liabilities and obligations of Seller under such Collective Bargaining Agreements to be performed from and after the Closing. Consistent with the foregoing, Purchaser agrees to execute and deliver to Seller a letter, substantially in the form annexed hereto as EXHIBIT N, agreeing to take all steps necessary to effectuate the assumption of the Collective Bargaining Agreements.

     8.18 INDEMNIFICATION. Without limiting any of the indemnifications elsewhere set forth in this Agreement or in any of the documents or instruments to be delivered pursuant hereto or in connection herewith, Purchaser shall indemnify and hold seller and its direct and indirect partners and shareholders and its and their officers, directors, beneficiaries, trustees, employees, advisors and consultants from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees) which any of the foregoing persons or entities may suffer or incur as a result of which arise (directly or indirectly) out of (i) any existing violations of law at the Property or
(ii) the ownership or operation of the Property after the Closing Date.

     8.19 THIRD PARTY BENEFICIARY. This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns) and the parties acknowledge and agree that no other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.



















                             -22-
IN WITNESS WHEREOF. Seller and purchaser have executed this Agreement as of the date first written above.


SELLER:

2 BROADWAY ASSOCIATES, L.P.

By:  O&Y Building Corp.,
      a general partner

     By:       JOHN A. MOORE
     Name:     John A. Moore
     Title:    Senior Vice President-Finance


PURCHASER:

2 BROADWAY ACQUISITION CORP.


     By:       JACK BASCID
     Name:     Jack Bascid
     Title:    Vice President














































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